EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 15, 2019 with respect to the statement of condition including the related portfolio of Dividend Income & Value Portfolio 2019-4 (included in Invesco Unit Trusts, Series 2003) as of October 15, 2019 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-233328) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


/s/ GRANT THORNTON LLP

New York, New York
October 15, 2019